UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C.  20549

				  SCHEDULE 14A
				 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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                             Forgent Networks, Inc.
                    108 Wild Basin Road, Austin, Texas 78746


		(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              The Red Oak Fund, LP, a Delaware limited partnership;

     Pinnacle Fund, LLLP, a Colorado limited liability limited partnership;

       Bear Market Opportunity Fund, L.P., a Delaware limited partnership;

          Pinnacle Partners, LLC, a Colorado limited liability company;

          Red Oak Partners, LLC, a New York limited liability company;

                                 David Sandberg.

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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


  Pinnacle Fund and Red Oak Partners Announce Important Voting Information for
              Asure Annual Meeting and Encourage Holders to Vote


New York, New York, August 21, 2009. Pinnacle Fund ("Pinnacle") and Red Oak Partners ("Red Oak") wish to remind all shareholders who have either not yet received a BLUE PROXY CARD or who wish to cast votes in support of Pinnacle's qualified slate of Board candidates to vote now to make their vote count. Holders can return a BLUE proxy card or instruct their broker to vote their shares FOR Pinnacle's slate in support of a clear vote for change from the losses incurred and the 90%+ share price decline under Asure Software's ("ASUR's") current Board's leadership. ASUR shareholders are also encouraged to contact MacKenzie Partners, Inc. at 800-322-2885, 212-929-5500 or via email at proxy@mackenziepartners.com with any questions or for assistance in voting their shares.

Additionally, Pinnacle and Red Oak wish to comment on ASUR's repeated claim that its Directors should be elected because of their public company experience. Pinnacle and Red Oak wish to remind shareholders that ASUR's own proxy materials point out that, disregarding their experience in supervising ASUR's losses, among ASUR's six directors, only Mr. Snyder and Mr. Agnitch have any public company board experience, and Glass Lewis recommended removing one of these candidates (Mr. Snyder) from ASUR's Board (PROXY Governance recommended not voting in favor of any of ASUR's candidates). Pinnacle and Red Oak believe that ASUR's Directors' claim to public company board experience is almost entirely based on their incumbency at ASUR. Shareholders are urged to consider whether this experience, which includes a history of losses, erosions of shareholder equity, and a 90%+ decrease in ASUR's share price, represents valuable public company experience.

Lastly, Pinnacle and Red Oak wish to inform shareholders that they remain highly concerned with ASUR's ongoing cash losses, highlighted by the $8 million in cash and equivalents ASUR disclosed in its June 30th lawsuit against Pinnacle, Red Oak, and others - a number that has not been corrected by ASUR and represents a material reduction from the $11 million reported just 2 months prior. Since that June 30 date showing $8 million in cash and equivalents, ASUR's cash has been depleted by:
	-	a $4.6 million judgment against them for breach of contract;
	-	ongoing operating losses since June 30 which we estimate at $0.5
		million (using the April quarter's cash loss run-rate);
	-	significant proxy and solicitor expenses related to the upcoming
		director elections at the August 28th annual meeting; and
	-	sizable legal costs incurred after ASUR hired what may be one of
		the country's most expensive legal firms and initiated suit against every shareholder who opposed ASUR's failed go-private scheme via public press release or attended an April 27 meeting with management

Pinnacle and Red Oak are gravely concerned that ASUR's balance sheet, which had nearly $14mm in cash (over $11 million net of the Jenkins legal accrual) just 10 months ago, may now have just a few million dollars net of the Jenkins $4.6 million loss, and that this is attributable largely to the attempts of ASUR's directors and management to retain control and entrench themselves. Pinnacle and Red Oak fear that ASUR and its counsel's threats to leave the company as a "lifeless carcass" will be carried out, if they have not already. Pinnacle and Red Oak are prepared, if the slate they have nominated is elected, to immediately commence efforts to raise additional capital through a private placement or via a rights offering, but also remain concerned that in their efforts to entrench themselves ASUR's board will continue to spend and to seek delays in its annual meeting. In fact, ASUR's most recently filed court brief suggests, in effect, just such a delay which will, if it occurs again, represent an astonishing four delays in just one year.

Pinnacle and Red Oak believe ASUR desperately needs change. If shareholders agree and wish to see a vested board more closely aligned with shareholder ownership represent them, shareholders are encouraged to vote FOR Pinnacle's slate by completing and returning the BLUE proxy card or by contacting MacKenzie Partners, Inc. at 800-322-2885, 212-929-5500 or via email at
proxy@mackenziepartners.com with any questions or for assistance in voting their shares.

Important Information
Pinnacle Fund, LLLP ("Pinnacle") and Red Oak Partners LLC ("Red Oak") filed a definitive proxy statement with the Securities and Exchange Commission on July 30, 2009, in connection with the annual meeting of stockholders of Forgent Networks, Inc. (the "Company") to be held on August 28, 2009. Stockholders are strongly advised to carefully read Pinnacle's definitive proxy statement, as it contains important information. Pinnacle and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the annual meeting of stockholders. Information concerning such participants is available in Pinnacle's definitive proxy statement. Stockholders may obtain, free of charge, copies of Pinnacle's definitive proxy statement and any other documents Pinnacle files with or furnishes to the Securities and Exchange Commission in connection with the annual meeting of stockholders at www.sec.gov by selecting "Search" at the top right and then typing "forgent" into the box asking for the Company Name, and through the following website: www.ourmaterials.com/pinnaclefund.